EXHIBIT 5.1

October 20, 2008

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, AZ 85008

Ladies and Gentlemen:

We have acted as legal counsel for ON Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 4,315,066 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”), which may be issued upon the exercise of options and the settlement of restricted stock units granted under the Catalyst Semiconductor, Inc. Amended and Restated 2003 Stock Incentive Plan, the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan and the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan, which have been assumed by the Company (collectively, the “Assumed Awards”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated July 16, 2008, by and among the Company, Centaur Acquisition Corporation, a wholly-owned indirect subsidiary of the Company, and Catalyst Semiconductor, Inc. (the “Merger Agreement”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Arizona and we express no opinion concerning any law other than the law of the State of Arizona, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Arizona.

Based on such examination, we are of the opinion that the Shares that may be issued upon the exercise or settlement of the Assumed Awards are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the applicable plan, the Merger Agreement and the award agreements evidencing the Assumed Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)